Item 77D - Policies with respect to security investments

Effective July 1, 2016, the Board of Directors of the Registrant approved a change in the name of the Focused Balanced Strategy Portfolio to "SunAmerica Active Allocation Portfolio," and the name of the Focused Multi-Asset Strategy Portfolio to "SunAmerica Multi-Asset Allocation Portfolio," along with certain changes to each Portfolio's principal investment strategies. A supplement filed pursuant to Rule 497(e) under the Securities Act of 1933, as amended (File No. 333-11283), was filed on June 29, 2016 describing these changes, and is incorporated herein by reference (SEC Accession No. 0001193125-16-636770).